UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements with Certain Officers

2012 Long Term Incentive Plan

On February 13, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of NuVasive, Inc. (the “Company”) adopted the 2012 Long Term Incentive Plan (the “2012 LTIP”) under which the Company granted time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) to the Company’s named executive officers, in accordance with the terms of the Company’s 2004 Equity Incentive Plan, as amended (the “2004 Plan”). The RSU and target PRSU grant totals were established in order to bring the Company’s named executive officer’s total direct compensation for 2012 to the 75th percentile (at target) when compared to our peer group and are as follows:

		2012 RSU Grant (Total # of	2012 PRSU Grant (Target # of
Name	Position	shares)	shares)*
Alexis V. Lukianov	Chief Executive Officer and Chairman	130,701	130,701
Keith C. Valentine	President and Chief Operating Officer	40,474	40,474
Patrick Miles	President, Global Products and Services	36,063	36,063
Michael J. Lambert	Executive Vice President and Chief Financial Officer	31,355	31,355
Jason M. Hannon	Executive Vice President, General Counsel and Secretary	19,013	19,013

*	The number of PRSUs actually awarded is subject to downward and upward adjustments based on Company-related performance achievements as further described in this report.

The 2012 LTIP provides that the RSUs and PRSUs each account for 50% of our named executive officer’s 2012 equity award assuming the Company performance metrics are achieved at targeted levels. The performance metrics for the vesting of the PRSUs are measured for the fiscal year ending December 31, 2012. Achievement of the Company’s objectives relating to market share growth and additional revenue growth metrics will determine the actual number of PRSUs to be awarded. However, none of the PRSUs will be awarded unless the Company achieves certain profitability targets as determined by non-GAAP earnings per share performance. When all of these factors are considered, the total number of PRSUs to be awarded will range from 0% of the target amount to 250% of the target amount.

The number of PRSUs earned by each named executive officer will be settled in February 2013, upon determination of the Company’s performance against the 2012 LTIP performance metrics. Once the number of PRSUs is settled, 1/3 of such PRSUs will vest on March 1, 2013 and the remaining 2/3 will vest equally on March 1, 2014 and March 1, 2015, respectively, subject to the named executive officer’s continuous employment through each of the vesting dates.

Vesting of the time-based RSUs will occur in three equal installments on February 1 of 2013, 2014 and 2015, subject to the named executive officer’s continuous employment through each of the vesting dates.

2012 Executive Performance Bonus Plan

Also on February 13, 2012, the Committee approved the terms of the 2012 Executive Performance Bonus Plan (the “2012 Bonus Plan”). The cash awards granted under the 2012 Bonus Plan shall be granted under the 2004 Plan.

Under the 2012 Bonus Plan, if the Company meets its non-GAAP earnings per share threshold (the “EPS Threshold”), the 2012 Bonus Plan is fully funded for each of the Company’s named executive officers at their individual maximum bonus percentage (the “Maximum Bonus Percentage”) which is 225% of their respective Target Bonus Percentage, as set forth in the table below. Upon achievement of the EPS Threshold, the Committee will have the ability to exercise negative discretion based upon achievement of both Company and individual performance goals. The named executive officers are eligible to receive a portion of their Maximum Bonus Percentage based upon Company-specific goals and a portion based upon individual performance goals.

The Company-specific goals are based on the Company’s achievement of its annual revenue goal and its annual non-GAAP operating margin percentage goal. The two performance goals are measured independently. Both goals are established by the Committee near the beginning of the fiscal year and communicated to each participant.

The Committee will then apply a modifier between negative 100% to positive 50% based upon the Committee’s evaluation of pre-established, individual performance goals which are also established near the beginning of the fiscal year and communicated to each participant. The maximum bonus for each named executive officer is 225% of their respective Target Bonus Percentage.

Name, Position	Target Bonus Percentage
Alex Lukianov, Chief Executive Officer and Chairman	100%
Keith Valentine, President and Chief Operating Officer	90%
Pat Miles, President, Global Products and Services	90%
Michael Lambert, Executive Vice President and Chief Financial Officer	70%
Jason M. Hannon, Executive Vice President, General Counsel and Secretary	70%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: February 15, 2012	By:	/s/ JASON HANNON
Jason Hannon
Executive Vice President, General Counsel & Secretary